UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 20, 2017

CALLAWAY GOLF COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-10962	95-3797580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2180 RUTHERFORD ROAD, CARLSBAD, CALIFORNIA	92008-7328
(Address of principal executive offices)	(Zip Code)

(760) 931-1771

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on June 30, 2011, Callaway Golf Company (the “Company”) entered into a Loan and Security Agreement among the Company, Callaway Golf Sales Company, Callaway Golf Ball Operations, Inc., Callaway Golf Canada Ltd., Bank of America, N.A., as administrative agent and collateral agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole lead arranger and sole bookrunner and certain financial institutions as lenders. As previously disclosed, an amendment and restatement of this asset-based facility increased the facility size effective July 22, 2011. As previously disclosed, a second amendment and restatement of this asset-based facility increased the facility size and added a U.K. facility, effective December 22, 2011. On November 20, 2017, the Company, Callaway Golf Sales Company, Callaway Golf Ball Operations, Inc., Ogio International, Inc., travisMathew, LLC, Travis Mathew Retail, LLC (collectively with the Company, Callaway Golf Sales Company, Callaway Golf Ball Operations, Inc., Ogio International, Inc. and travisMathew, LLC, the “U.S. Borrowers”), Callaway Golf Canada Ltd. (the “Canadian Borrower”), Callaway Golf Europe Ltd. (the “U.K. Borrower”), Callaway Golf Interactive, Inc., Callaway Golf International Sales Company, Callaway Golf European Holding Company Limited (collectively with Callaway Golf Interactive, Inc. and Callaway Golf International Sales Company, the “Guarantors”), Bank of America, N.A., as administrative agent, MUFG Union Bank, as syndication agent, SunTrust Bank, as documentation agent, Bank of America, N.A., as sole lead arranger and sole bookrunner, and each of Bank of America, N.A., Bank of America, N.A. (acting through its London branch), Bank of America, N.A. (acting through its Canada branch), SunTrust Bank, MUFG Union Bank N.A., JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., London Branch and JPMorgan Chase Bank, N.A., Toronto Branch, as lenders, amended and restated this asset-based credit facility (as amended, the “Amended Facility”). The Amended Facility provides (i) a senior secured asset-based revolving credit facility (the “ABL Facility”) of up to $330 million, comprising a $260 million U.S. facility (of which $20 million is available for letters of credit), a $25 million Canadian facility (of which $5 million is available for letters of credit) and a $45 million U.K. facility (of which $2 million is available for letters of credit), in each case subject to borrowing base availability under the applicable facility and (ii) a senior secured term loan facility (the “Term Loan Facility”), in an amount equal to the lesser of (a) $30 million and (b) 18% of the net orderly liquidation value of the Company’s, the other Borrowers’ and the Guarantors’ trademark portfolio (other than the trademarks of travisMathew, LLC and Travis Mathew Retail, LLC).

The interest rate applicable from time to time to outstanding loans under the Amended Facility will be, at the Company’s option, equal to:

(a) a base rate for loans under the U.S. portion of the ABL Facility equal to the sum of (i) the greater of (A) the prime rate announced by Bank of America from time to time, (B) the Federal Funds Rate, plus 0.50% or (C) LIBOR for a 30-day interest period, plus 1%, plus (ii) an applicable margin ranging from 0.50% to 1.00% depending on the Company’s “availability ratio” (as defined below);

(b) a prime rate for U.S. dollar-denominated loans under the Canadian portion of the ABL Facility equal to the sum of (i) the greater of (A) the prime rate announced by Bank of America (Canada) from time to time or (B) the Canadian BA Rate for a one month interest period, plus 1%, plus (ii) an applicable margin ranging from 0.50% to 1.00% depending on the Company’s “availability ratio” (as defined below);

(c) a base rate for Canadian dollar-denominated loans under the Canadian portion of the ABL Facility equal to the sum of (i) the greater of (A) the base rate announced by Bank of America (Canada) in Toronto, Ontario from time to time, (B) the Federal Funds Rate, plus 0.50% or (C) LIBOR for a 30-day interest period, plus 1%, plus (ii) an applicable margin ranging from 0.50% to 1.00% depending on the Company’s “availability ratio” (as defined below);

(d) a BA rate for Canadian dollar-denominated loans under the Canadian portion of the ABL Facility equal to the sum of (i) the average rate applicable to Canadian Dollar bankers’ acceptance for a term comparable to the Canadian BA Rate Loan, as displayed on the “CDOR Page” of Reuter Monitor Money Rates Service, plus (ii) an applicable margin ranging from 1.50% to 2.00% depending on the Company’s “availability ratio” (as defined below);

(e) a LIBOR rate for loans under the U.S. portion of the ABL Facility or U.S. dollar-denominated loans under the Canadian portion of the ABL facility equal to the sum of (i) (A) the applicable Screen Rate or (B) if such rate is not available, the interest rate at which U.S. dollar deposits in the approximately equivalent amount would be offered by Bank of America’s London branch to major banks in the London interbank eurocurrency market, plus (ii) an applicable margin ranging from 1.50% to 2.00% depending on the Company’s “availability ratio” (as defined below). If the Board of Governors imposes a reserve percentage with respect to LIBOR deposits, then the rate will be divided by 1 minus the reserve percentage;

(f) a LIBOR rate for loans under the Term Loan Facility equal to the sum of (i) (A) the applicable Screen Rate or (B) if such rate is not available, the interest rate at which U.S. dollar deposits in the approximately equivalent amount would be offered by Bank of America’s London branch to major banks in the London interbank eurocurrency market, plus (ii) an applicable margin ranging from 1.50% to 2.00% depending on the Company’s “availability ratio” (as defined below). If the Board of Governors imposes a reserve percentage with respect to LIBOR deposits, then the rate will be divided by 1 minus the reserve percentage.

The Company’s “availability ratio” is the ratio, expressed as a percentage, of (a) the average daily availability under the ABL Facility to (b) the sum of the Canadian, U.S. and U.K. borrowing bases, as adjusted.

The borrowing base under the ABL Facility contains components based on the Company’s, the other Borrowers’ and the Guarantors’ intellectual property and certain eligible real estate (initially limited to the Company’s principal executive office, located at 2180 Rutherford Road in Carlsbad, California). All applicable margins under the ABL Facility will be increased by 0.50% if any U.S. availability includes both intellectual property and real estate collateral, and increased by 0.25% if any U.S. availability includes either intellectual property or real estate collateral.

The intellectual property and real estate components of the borrowing base under the ABL Facility are both amortizing. The intellectual property portion of the ABL Facility reduces quarterly by $1,666,666.67 (beginning at the lesser of (a) $70 million and (b) 42% of the net orderly liquidation value of the intellectual property, and continuing until reaching the lesser of (c) $50 million and (d) 30% of the net orderly liquidation value of the intellectual property). The real estate portion of the ABL Facility reduces quarterly by $476,666.67 (beginning at the lesser of (a) $28.6 million and (b) 80% of the fair market value of eligible real estate).

In addition, (i) the ABL Facility provides for a monthly fee of 0.25% on the unused portion of the ABL Facility and (ii) the Term Loan Facility provides for a monthly commitment fee equal to 0.50% on the unused portion of the Term Loan Facility until the Term Loan Facility is drawn or terminated.

Amounts borrowed under the ABL Facility may be repaid and reborrowed from time to time. The entire outstanding principal amount (if any) of the ABL Facility is due and payable at maturity of the ABL Facility on November 19, 2022.

The Term Loan Facility may be borrowed pursuant to a single borrowing at any time during the period from November 20, 2017 to the date that is six months thereafter. The Term Loan Facility begins amortization 15 months after it is borrowed by an amount equal to 1/12th of the original principal aggregate amount of the Term Loan, with payments made every three months. The remaining outstanding principal amount of the Term Loan Facility is due and payable at maturity of the Term Loan Facility on the date that is the four year anniversary of the making of the Term Loan. The Term Loan Facility is also subject to a one-time excess cash flow payment for the 2018 fiscal year, which cannot exceed the least of (i) 50% of excess cash flow, (ii) $10 million and (iii) the amount that would put the Company into cash dominion. The excess cash flow payment must be made within 60 days after delivery of audited financials for 2018.

The ABL Facility provides that the Company has the right at any time to request up to $150.0 million of incremental commitments under the ABL Facility. The lenders under the ABL Facility are not obliged to provide any such incremental commitments and any such increase in commitments will be subject to certain other customary conditions precedent. The Company’s ability to obtain extensions of credit under these incremental commitments is also subject to the same conditions as extensions of credit under the ABL Facility.

The Amended Facility contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on incurrence of additional debt, liens, dividends and other restricted payments, asset sales, investments, mergers, acquisitions and affiliate transactions. Events of default permitting acceleration under the Amended Facility include, among others, nonpayment of principal or interest, covenant defaults, material breaches of representations and warranties, bankruptcy and insolvency events, certain cross defaults or a change of control.

The Company will be subject to compliance with a leverage ratio covenant of 4.00:1.00 or less at any time when the Term Loan Facility is outstanding. The Company will also be subject to compliance with a fixed charge coverage ratio covenant of at least 1.25:1.00 at any time when the Term Loan Facility is outstanding. After repayment or termination of the Term Loan Facility (or if the Term Loan Facility is never borrowed), the Company will be subject to compliance with a fixed charge coverage ratio covenant of at least 1.00:1.00 during, and continuing 30 days after, any period in which:

(a) availability under the U.S. facility, plus (b) availability under the Canadian facility, plus (c) availability under the U.K. facility, minus (d) trade payables of borrowers and guarantors that are more than 60 days past due and book overdrafts of borrowers and guarantors in excess of historical practices;

is less than:

10% of the sum of the Canadian, U.S. and U.K. borrowing bases, as adjusted.

All obligations of the U.S. Borrowers under the Amended Facility (the “U.S. Obligations”) are jointly and severally guaranteed by the other U.S. Borrowers and the Guarantors. All obligations of the Canadian Borrower under the ABL Facility (the “Canadian Obligations”) are jointly and severally guaranteed by the U.S. Borrowers and the Guarantors. All obligations of the U.K. Borrower under the ABL Facility (the “U.K. Obligations”) are jointly and severally guaranteed by the U.S. Borrowers, the Canadian Borrower and the Guarantors. The U.S. Obligations, Canadian Obligations, U.K. Obligations and guaranties are secured by a security interest in (i) certain personal assets, including inventory, accounts receivable and intellectual property and (ii) eligible real estate, of the Borrowers and Guarantors. Any future 50% owned domestic subsidiaries will be required to guarantee the U.S. Obligations, Canadian Obligations and U.K. Obligations and to secure the guarantee with the same types of assets. Any future 50% owned Canadian subsidiaries will be required to guarantee the Canadian Obligations and U.K. Obligations and to secure the guarantee with the same types of assets. Any future 50% owned U.K. subsidiaries will be required to guarantee the U.K. Obligations and Canadian Obligations and to secure the guarantee with the same types of assets.

The foregoing description is qualified in its entirety by reference to the Amended Facility, a copy of which is attached as Exhibit 10.1 and incorporated by reference in its entirety in this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Third Amended and Restated Loan and Security Agreement, dated as of November 20, 2017, among Callaway Golf Company, Callaway Golf Sales Company, Callaway Golf Ball Operations, Inc., Ogio International, Inc., travisMathew, LLC, Travis Mathew Retail, LLC, Callaway Golf Canada Ltd., Callaway Golf Europe Ltd., Callaway Golf Interactive, Inc., Callaway Golf International Sales Company, Callaway Golf European Holding Company Limited, Bank of America, N.A., as administrative agent and collateral agent, MUFG Union Bank, as syndication agent, SunTrust Bank, as documentation agent, Bank of America, N.A., as sole lead arranger and sole bookrunner and each of Bank of America, N.A., Bank of America, N.A. (acting through its London branch), Bank of America, N.A. (acting through its Canada branch), SunTrust Bank, MUFG Union Bank N.A., JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., London Branch and JPMorgan Chase Bank, N.A., Toronto Branch, as lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLAWAY GOLF COMPANY

Date: November 22, 2017	By:	/s/ Brian P. Lynch
	Name:	Brian P. Lynch
	Title:	Senior Vice President, General Counsel, Corporate Secretary and Chief Financial Officer

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